Exhibit 3.65
N338/2001
N280/2001
Counterpart
NOTARIAL STATEMENT
Executed on December 19, 2001 (December nineteen, two thousand and one) by me, Mgr. Jana Bečková, a notary public in Prague, in her notarial office at Prague 1, Havelská 216/16, at the same place, in the offices of Altheimer & Gray, Platnéřská 4, Praha 1 on certifying a decision of the company body, that is extraordinary general meeting of a joint stock company Hayes Lemmerz Autokola, a.s., Identification Number 47 67 31 25, with its registered seat at Ostrava-Kunčice, Vratimovská ul. 142 (the “Company”).
Firstly: Today at 10: 00 a.m., Ing. Erich Zipser, Birth Registration Number 400619/448, residing at Ostrava –Jih, Bělský les, Horní 3030/96, a member of the Company’s Board of Director produced an excerpt from the Commercial Register maintained the Regional Court in Ostrava dated December 18, 2001 and declared this excerpt true and valid. The legal personality and existence of Hayes Lemmerz Autokola a.s. was verified on the basis thereof.
Ing. Erich Zipser stated that the General Meeting had been duly convened and was attended by two shareholders owning 100% of votes. The General Meeting constituted a quorum.
These facts have been proven to me by:
a)	the produced excerpt from the List of the Company’s Shareholders;

b)	Attendance Sheet which is attached hereto and made part of this Notarial Statement as Annex No. 1 and Powers-of-Attorney which are attached hereto and made part of this Notarial Statement as Annexes No. 2 and 3;

c)	notice of convocation of the General Meeting which is attached hereto and made part of this Notarial Statement as Annex No. 4 and

d)	the Statutes of the Company that Ing. Erich Zipser declared to be fully updated as of the date hereof.
Secondly: The General Meeting adopted unanimously the following bodies of the General Meeting:
Chairman: JUDr. Marek Nosek, Birth Registration Number 630619/2618, residing at Praha 3, Lucemburská 2016/30, Minutes Secretary Mgr. Tomáš Bílek, Persons authorized to Verify the Minutes Hana Landová and Eva Koukalová, Persons authorized to Count the Notes Jitka Slepičková and David Falada.
Thirdly: The Chairman of the General Meeting acquainted the shareholders with the change of the Company’s Statutes as proposed by the Board of Directors whereby the Statutes are put into compliance with the provisions of Act No. 513/1991 Coll., as amended.
The General Meeting of the Company approved the following resolution:
Articles 1 to 11 of the Company’s Statutes have been changed to read as follows:

STATUTES OF THE JOINT STOCK COMPANY
HAYES LEMMERZ AUTOKOLA, a.s.
The joint-stock company (the “Company”) has been established by the Founding Deed dated April 4, 1992 and is registered into the Commercial Register maintained with the Regional Commercial Code in Ostrava. The entry was made on April 13, 1993. The Company has been established and exists according to law of the Czech Republic.
Article 1
Commercial Name and Seat of the Company
1.1.	Commercial Name: Hayes Lemmerz Autokola, a.s.

1.2.	Registered Seat: Ostrava — Kunčice, Postal Code 707 00, Land-registry Number 707, Vratimovská street
Article 2
Duration of the Company
     2.1. The Company shall be established for an indefinite period of time.
Article 3
Business Purposes
3.1. The business purposes of the Company shall be:
a)	purchase of goods for resale and sale;

b)	other activities of the manufacturing industry, except for the activities stated in Annexes to Act No. 455/1991 Coll.; and

c)	manufacture of accessories for motor vehicles, except for the activities stated in Annexes to Act No. 455/1991 Coll.
Article 4
Amount of the Registered Capital, Manner of Paying Up the Shares, Increase and Decrease in the
Basic Capital , Transfer of Shares
4.1. General. The Registered Capital of the Company shall be CZK 2 206 100,000 and shall be divided into 1 206,100 registered shares with a nominal value of CZK 1,000 each (the “Shares”). Shares have been issued as certificated securities. The issue price of the issued shares has been fully paid by monetary and in-kind contributions. The Company’s Board of Directors may issue a cumulative share certificate representing individual share certificates. If the holder of a cumulative share requests individual share certificates in exchange of its cumulative share certificate representing such individual share certificates, the Board of Director is obliged to ensure the issuance thereof within three (3) months following such request. All shares whose issue price is being paid by monetary contributions must be fully paid up within one (1) year after the date of subscription therefor. The General Meeting may require that shares be paid up within a shorter period of time than one year.
4.2. Increases and Decreases in the Registered Capital
     (a) The General Meeting may decide to increase the Registered Capital of the Company and determine the appropriate conditions under which the foregoing action may occur. In this event, proceedings of bodies of the Company, shareholders and other persons shall be governed by provisions of generally binding rules of law. If the capital increase is to be done through subscription of new shares, the new subscribers shall pay a portion of the nominal value of monetary investments determined by the General Meeting but at least 30% thereof and a share premium, if any, otherwise such subscription is ineffective. Further details concerning the new subscriber’s payments to the Registered Capital and manner thereof may be specified in the list of subscribers, a subscription agreement pursuant to Article 205 of Act No. 513/1991 Coll. As amended (the “Commercial Code”) or shareholders agreement. Upon a subscription for the Company’s shares, the Company shall issue interim certificates to its subscribers. The interim certificate shall include the nominal value, the designated number of the interim certificate and the number of shares represented thereby, as well as other data relating to the subscribed shares. All the rights and obligations attached to the Company’s shares shall attach to the interim certificate. The Company shall exchange interim certificates for share certificates after the subscription price thereof has been paid in full.
(b) To the fullest extent permitted by law and in compliance with Article 210 of the Commercial Code, the General Meeting may authorize the Board of Directors to decide on the increase in the Registered Capital (a) by subscribing the shares under the conditions set forth in this paragraph (b) or from the Company’s own sources but by no more than one-third of the existing Registered Capital at the time when the Board of Directors takes such decision. The Board of Directors may decide on the increase in the Registered Capital by a monetary contribution to be accomplished in such a manner that a claim of the Company arising from the payment of the issue price shall be included in the claim of senior lenders of the Company, including, without limitation, International Finance Corporation. In addition, the Board of Directors may decide on the increase in the Registered Capital through monetary or non-monetary contributions to be made by the existing shareholders of the Company. The Board of Directors shall be authorized, at its exclusive discretion, to set the issue price, the place and time-limit fixed for share subscription, number of subscribed shares, nominal value, class, form and nature of the shares to be subscribed and other conditions of the Registered Capital to increase through the subscription of new shares.
(c) The General Meeting may decide to decrease the Registered Capital of the Company under the conditions and in the manner as specified by law. The Registered Capital can be decreased namely by withdrawing a certain number of shares from circulation by drawing lots or by decreasing the nominal value of shares according to respective provisions of the Commercial Code.
4.3. Non-Payment of Subscription Price. If a subscriber does not pay when due the issue price of shares subscribed for by it, such subscriber shall pay to the Company default interest on such unpaid portion in an amount equal to 20% per annum. If the shareholder fails to pay the entire issue price of the shares subscribed for by it or a due part thereof even within an additional period of sixty (60) days, without limiting the provisions of this Section 4.3, the Board of Directors shall expel such subscriber from the Company and invite it to return its interim certificate. If the subscriber fails to return its interim certificate to the Company, the Board of Directors shall declare such interim certificate invalid.
     4.4. Transfer of Shares
     (a) Except as set forth in the next sentence, the Company’s shares may be sold, transferred, conveyed or assigned by a shareholder only with the prior approval of the Board of Directors of the Company. Any shareholder may sell, transfer, convey or assign its shares to any person directly or indirectly wholly-owned by such shareholder without the approval of the Board of Directors, provided, however, that, if following such a transfer such person ceases to be a person directly or indirectly wholly owned by such shareholder, unless the shareholder reclaims prior to such cessation the shares held by such person, such cessation shall be deemed to constitute a transfer of such shares by such shareholder to an unaffiliated third party that is subject to the transfer restrictions contained in this Section 4.4.
     (b) In addition to the approval of the Board of Directors, if a shareholder is selling, transferring, conveying or assigning any shares to any third party other than to a person directly or indirectly owned by such shareholder, the shareholder shall first comply with the following provisions or shall receive a waiver of compliance from the other shareholders to the following provisions:
(i)	the shareholder wishing to sell shares (the “Selling Shareholder”) shall notify the other shareholders (the “Offeree”) in writing (the “Notification of Sale”) of the identity of the proposed purchaser of shares (the “Proposed Purchaser”), the number of shares proposed for transfer (the “Offered Shares”) and the payment terms and price per Share offered by the Proposed Purchaser (the “Offered Terms”) and shall provide financial information with respect to the Proposed Purchaser demonstrating its ability to finance the acquisition of the Offered Shares (such notification and information being the “Purchase Offer”). The Offeree may then exercise its right to purchase the Offered Shares in the manner set forth in subparagraph (ii) below.

(ii)	the Offeree shall elect, in writing within forty-five (45) days after receipt of the Purchase Offer, either (A) to purchase all, but not less than all, of the Offered Shares or (B) to reject the Purchase Offer. If the Offeree does not respond to the Purchase Offer within such forty-five (45) day period, the Offeree shall be deemed to have rejected the Purchase Offer. If the Offeree accepts the Purchase Offer, the Offeree shall purchase the Offered Shares upon the Offered Terms within ninety (90) days after its acceptance thereof (or such longer period as may be provided in the Offered Terms or as may be necessary to permit compliance with applicable laws). If there shall be more than one Offeree, each Offeree responding positively to the Purchase Offer shall share in such purchase in proportion to such Offeree’s ownership of shares held by all Offerees responding positively. If the Offeree rejects the Purchase Offer, the Selling Shareholder will be entitled for a period of ninety (90) days from the date of the notice rejecting such Purchase Offer (or such longer period as may be provided in the Offered Terms), to transfer all, but not less than all, of the Offered Shares to the Proposed Purchaser at a price and upon other terms and conditions that are identical to, or better for the Selling Shareholder than, the Offered Terms. If the Selling Shareholder does not transfer the Offered Shares within such time period, the Offered Shares will again be subject to all of the restrictions set forth in this Section 4.4.
     Notwithstanding anything in this Section 4.4 or elsewhere in these Statutes to the contrary, any party hereto may pledge its shares to a bona fide pledgee, provided that (x) the pledgee shall agree in writing that any foreclosure of its pledge shall be treated as a transfer subject to Board of Directors approval and the foregoing rights of first refusal on Offered Terms per Share equal to the then current book value of each Share and (y) the instruments relating to such pledge provide that the pledgee may not exercise any rights of a shareholder with respect to the pledged shares during the term of the pledge.
     (c) A shareholder may also agree to restrict further the transfer of its shares by agreeing that the approval of another person or entity, including, without limitation, other shareholders or senior lenders of the Company, shall be required for such shareholder’s transfer of shares pursuant to an agreement in writing with such other person or entity.
     (d) Any transfer of shares made in accordance with these Statutes shall be effective as to the Company as of the day the transfer of the shares is recorded in the records of the Company.
Article 5
Shareholder Rights
5.1. Distributions. Profits of the Company distributed in accordance with Section 6.5 shall be distributed to shareholders on a pro-rata basis based on the ratio of the nominal value of each such shareholder’s shares to the nominal value of all shares.
5.2. Limited Liability. No shareholder shall have any liability for any obligation of the Company.
5.3. Pre-Emptive Rights. Shareholders shall have the pre-emptive rights under Article 204a of the Commercial Code of the Czech Republic (the “Commercial Code”) to subscribe for a part of the Company’s new shares subscribed with the aim of increasing the Registered Capital if such shares are to be subscribed by monetary contributions in proportion to their portion of the existing registered Capital . Any shareholder may waive its pre-emptive rights on the basis of an agreement in writing with other shareholders pursuant to Article 205 of the Commercial Code.
Article 6
General Meeting
6.1. General. The General Meeting is the assembly of all shareholders of the Company.
6.2. Annual General Meeting. An annual General Meeting shall be convened by the Board of Directors each year not later than eight (8) months after the close of the Company’s fiscal year for the purposes of approving the annual financial statements of the Company and any reports of the Board of Directors and Supervisory Board and for the transaction of such other business as may be required by these Statutes or by law or as may otherwise come before the General Meeting.
6.3. Extraordinary General Meeting. An extraordinary General Meeting may be called at any time by the Board of Directors in a manner provided by provisions of the Commercial Code. Any request for an extraordinary General Meeting shall be in writing and shall include a proposal for the agenda of such extraordinary General Meeting.
6.4. Notice of General Meeting. The General Meeting shall be convened under the direction of the Chairman of the Board of Directors by written notice sent to all shareholders no later than thirty (30) days prior to such General Meeting or within time-limit set by provisions of Section 181 of the Commercial Code. The agenda included with such notice shall include all proposals that have been made in accordance with Section 6.3 (if an extraordinary General Meeting is convened) or otherwise properly made for an annual General Meeting.
6.5. Powers. The powers and responsibilities of the General Meeting shall include:
(a)	amending the Statutes of the Company; without limiting the provision of Section 4.2.b hereof;

(b)	increasing or decreasing the Registered Capital of the Company; without limiting the provision of Section 4.2.b hereof. Provisions set by Section 4.2 hereof or on authorization of the Board of Directors in accordance with provisions of Section 210 of the Commercial Register or the possibility to include a claim against the Company towards a claim to pay the issue price shall not affected thereby;

(c)	authorizing the dissolution of the Company;

(d)	electing and removing members of the Board of Directors and the Supervisory Board (except for any members of the Supervisory Board elected by the Company’s employees pursuant to Article 200 of the Commercial Code) and authorizing the compensation therefor;

(e)	approving the annual or extraordinary financial statements of the Company and consolidated financial statements of the Company and, if so required by law, also interim financial statements of the Company and deciding on the distribution to shareholders of any profits of the Company or on the covering of the Company’s loss and the setting of an amount of royalties;

(f)	approving reports of the Board of Directors on the Company’s business and the state of its assets;

(g)	authorizing the transformation into, merger of the Company with, or the consolidation or splitting-up of the Company into any other entity, and deciding on the sale of an enterprise; and

(h)	authorizing any other matter reserved for the General Meeting in accordance with law.

     6.6. Voting of Shares. Each CZK 1,000 of a nominal value of shares shall be entitled to one vote. Voting at the General Meeting shall be by acclamation.
     6.7. Proxies. Each shareholder who is entitled to vote at the General Meeting may authorize another person or to act for such shareholder by proxy. Each proxy shall be in writing and shall be executed by the shareholder granting such proxy. Unless and until voted, each proxy shall be revocable at the election of the shareholder granting such proxy.
     6.8. Conduct of General Meeting. At the beginning of the General Meeting, the General Meeting shall elect its chairman who shall thereafter preside over the General Meeting. The General Meeting shall also elect a minutes secretary, two persons to verify the minutes (verifiers) and at least two persons to count votes (scrutineers).
     6.9. Quorum; Vote Required. Attending shareholders representing not less than two-thirds (2/3) of the aggregate nominal value of voting shares shall constitute a quorum at the General Meeting and the affirmative vote of shareholders representing not less than two-thirds (2/3) of the aggregate nominal value of all voting shares issued and in circulation shall be the act of the General Meeting unless the vote of a greater number or voting by class is required pursuant to the Commercial Code. If a General Meeting is not able to form a quorum, a compensatory General Meeting shall be convened by the Board of Directors within fifteen (15) days following the date of the original General Meeting by a written notice sent to all shareholders not later than fifteen (15) days prior to the compensatory General Meeting. The compensatory General Meeting shall have an unchanged agenda and shall constitute a quorum regardless of the number of shares represented by the shareholders present at it. The General Meeting shall make resolutions only on matters included in the agenda of the General Meeting. Resolutions on other matters may be adopted only if all shareholders are present and agree unanimously thereto.
Article 7
Management Board
7.1. General Powers. The business and affairs of the Company shall be managed by the Board of Directors. The Board of Directors shall, unless stated otherwise herein, represent the Company before third parties, the courts and other bodies and with respect to acts in the name and on behalf of the Company. The Board of Directors shall decide on all matters of the Company that are not reserved for the General Meeting to decide.
7.2. Specific Duties. In furtherance, but not in limitation, of the rights, obligations and duties of the Board of Directors set forth in Section 7.1 hereof, the Board of Directors shall, without limitation:
     (a) convene the General Meeting and prepare the agenda thereof;
     (b) present to the General Meeting an annual report on business activities, assets and liabilities of the Company, the annual and any extraordinary financial statements of the Company and proposals for the distribution of any profits of the Company;

     (c) appoint and release procurators of the Company if a procuration has been conferred;
     (d) approve internal regulations of the Company and the establishment of internal organizational units of the Company;
     (e) maintain a list of shareholders of the Company in accordance with applicable law;
     (f) approve the annual budget of the Company;
     (g) establish wage rates for all employees of the Company (except for the wage rates for members of the Board of Directors or the Supervisory Board in the exercise of their duties in such respective capacities, the compensation for which shall be determined by the General Meeting in accordance with Section 6.5 of these Statutes);
     (h) ensure proper bookkeeping of the Company; and
     (i) appoint the auditors of the Company.
7.3. Authority to Act on Behalf of the Company. The Board of Directors shall be authorized to act in the name and on behalf of the Company. Any member of the Board of Directors shall sign in the name and on behalf of the Company; if such member is a foreign natural person, he/she must comply with the provisions of Article 30, Section 3 of the Commercial Code.
7.4. Structure, Creation and Term of the Board of Directors
7.4.1. The Board of Directors shall have three (3) members. The members of the Board of Directors shall be elected and removed by the General Meeting. A shareholder or shareholders may designate a certain number of members of the Board of Directors to be elected by the General Meeting. The term of the Board of Directors shall be five (5) years.
7.4.2. Only a natural person fully able to act legally, who is at least eighteen (18) years of age, has a clean police record and in respect of which the obstacle preventing such person from carrying on a trade as provided for by a special law does not exist may become a member of the Board of Directors.
7.4.3. A member of the Board of Directors may resign his/her position by a written notice delivered to the Board of Directors. In such a case, his/her term shall expire on the day on which the Board of Directors discussed or should have discussed such resignation at its next meeting following the delivery of the written notice. If a member of the Board of Directors dies, resign his/her functions, is removed or his/her term comes to an end, the General Meeting shall elect a new member within a period of three (3) months thereafter.
7.4.4. The Board of Directors shall elect from its midst a Chairman and a Vice-Chairman.

7.5. Removal of Members of the Board of Directors. Any member of the Board of Directors may be removed, with or without cause, by the General Meeting by the affirmative vote of shareholders representing not less than two-thirds (2/3) of the nominal value of the shares in circulation that are entitled to vote upon the election of Board of Directors members at that time. No member of the Board of Directors shall be removed by the General Meeting unless the notice of such meeting shall state that a purpose of the General Meeting is to vote upon the removal of one or more members named in the notice, and only the named member or members may be removed at such General Meeting.
7.6. Convocation of the Board of Directors
7.6.1. The Chairman shall convene a meeting of the Board of Directors at the call of any member of the Board of Directors.
7.6.2. Unless otherwise decided by the Board of Directors, its meeting shall be held in the Company’s seat.
7.6.3. Should a member of the Board of Directors be unable to participate in the meeting thereof, he/she shall be entitled to authorize in writing another member of the Board of Directors to represent him/her at the meeting. However, the authorized person may only represent one absent member at the meeting.
7.6.4.The Board of Directors may, at its discretion, invite other persons to participate in its meetings.
7.6.5. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors. During his absence, meetings of the Board of Directors shall be chaired by the Vice-Chairman. Minutes of the meeting of the Board of Directors shall be read into record which shall be signed by a Minutes Secretary appointed by the Board of Directors and the Chairman of the Board of Directors.
7.6.6. Expenses incurred in connection with meetings and other activities of the Board of Directors shall be borne by the Company.
7.7. Quorum; Passing of Resolutions
7.7.1. A quorum of majority of the members of the Board of Directors present at the meeting either in person or by proxy on the basis of a Power of Attorney in writing shall be required for the Board of Directors to pass a resolution.
7.7.2. To make a valid resolution with respect to all matters discussed at the meeting of the Board of Directors, a majority of present members must vote in favor of it. In the case of a tie the Chairman’s vote shall prevail.
7.7.3. When electing or removing the Chairman and Vice-Chairman of the Board of Directors, the affected person shall not vote.
7.8. Resolutions Per Rollam. The Board of Directors shall be entitled to take a decision out of the meeting. In such cases voting shall be in writing or with the use of means of telecommunications, if all the members of the Board of Directors shall agree to the written form or any other form of voting. The Chairman of the Board of Directors shall ensure all organizational activities connected with taking a decision per rollam.
Article 8
Supervisory Board
8.1. General Powers. The Supervisory Board is a supervisory body of the Company, charged with only those duties and powers expressly provided for in the Commercial Code or these Statutes.
8.2. Specific Powers. The Supervisory Board shall be entitled to review the activities of the Company and to propose to the General Meeting or to the Board of Directors actions to improve the operations of the Company. The Supervisory Board shall review the annual balance sheet of the Company and proposals made by the Board of Directors for the distribution of any profits of the Company. The Supervisory Board shall present a report on its activities and findings to the annual General Meeting.
8.3. Structure, Creation and Term of the Supervisory Board
8.3.1. The Supervisory Board shall consist of three (3) members. Two thirds of the members of the Supervisory Board shall be elected and removed by the General Meeting and one third of the members shall be elected by the Company’s employees. A shareholder or group of shareholders may designate a certain number of members of the Board of Directors to be elected by the General Meeting. A member of the Supervisory Board shall not be eligible for the concurrent membership of the Board of Directors. The term of office of the Supervisory Board members shall be five (5) years. The members of the Supervisory Board may be reelected.
8.3.2. A member of the Supervisory Board may resign his/her functions by a written notice delivered to the Supervisory Board. In such a case, his/her term shall expire on the day on which the Supervisory Board discussed or should have discussed such resignation at its next meeting following the delivery of the written notice. If as a result of resignations offered by the members of the Supervisory Board the number of its member is lower than one half, the Supervisory Board shall convene without undue delay an extraordinary General Meeting that shall decide on the election of a new Supervisory Board.
8.3.3. The Supervisory Board shall elect from its midst the Chairman of the Supervisory Board.
8.4. Removal of Members of the Supervisory Board. Any member of the Supervisory Board may be removed by the General Meeting at any time.
8.5. Convocation of the Supervisory Board
8.5.1. The Chairman shall convene a meeting of the Supervisory Board at the call of any member of the Supervisory Board.
8.5.2. Unless otherwise decided by the Supervisory Board, its meeting shall be held in the Company’s seat.

8.5.3. Should a member of the Supervisory Board be unable to participate in the meeting thereof, he/she shall be entitled to authorize in writing another member of the Supervisory Board to represent him/her at the meeting. However, the authorized person may only represent one absent member at the meeting.
8.5.4. The Supervisory Board may, at its discretion, invite other persons to participate in its meetings.
8.5.5. Meetings of the Supervisory Board shall be presided over by the Chairman of the Supervisory Board. Minutes of the meeting of the Supervisory Board shall be read into record which shall be signed by a Minutes Secretary appointed by the Supervisory Board and the Chairman of the Supervisory Board.
8.5.6. Expenses incurred in connection with meetings and other activities of the Supervisory Board shall be borne by the Company.
8.6. Quorum; Passing of Resolutions.
8.6.1. A quorum of majority of the members of the Supervisory Board present at the meeting either in person or by proxy on the basis of a Power of Attorney in writing shall be required for the Supervisory Board to pass a resolution.
8.6.2. To make a valid resolution with respect to all matters discussed at the meeting of the Supervisory Board, a majority of present members must vote in favor of it. In the case of a tie the Chairman’s vote shall prevail.
8.6.3. When electing or removing the Chairman and Vice-Chairman of the Supervisory Board, the affected person shall not vote.
8.7. Resolutions Per Rollam. The Supervisory Board shall be entitled to take a decision out of the meeting. In such cases voting shall be in writing or by means of telecommunications, if all the members of the Supervisory Board shall agree to the written form or any other form of voting. The Chairman of the Supervisory Board shall ensure all organizational activities connected with taking a decision per rollam.
Article 9
Managing Director
9.1. General Powers. The Managing Director shall, under the direction of the Board of Directors, manage the day to day business of the Company, implement the resolutions of the Board of Directors and shall perform such other activities, rights and duties that may be delegated to him or her by the Board of Directors. The Board of Directors may, from time to time, specify the extent of decisions and activities that the Managing Director is entitled to perform.
9.2. Appointment. The Managing Director shall be appointed by the Board of Directors and may also be recalled or replaced as the Managing Director by the Board of Directors at any time. The Managing Director may be, but shall not be required to be, a member of the Board of Directors of the Company.

Article 10
Financial Matters
10.1. Fiscal Year. The fiscal year of the Company shall be the calendar year.
10.2. Allocation of Profits. The Company shall allocate its net after-tax profits first to the Reserve Fund in accordance with these Statutes, second to other funds (if any) that may be established by the Company and thereafter to the payment of dividends to the shareholders and for any other purposes, in each case as may be recommended by the Management Board and authorized by the General Meeting.
10.3. Reserve Fund. Upon the establishment of the Company, the Reserve Fund shall amount to CZK 100,000. No less than 5% of the net after-tax profits must be allocated annually to the Reserve Fund until it attains an amount equal to no less than 20% of the basic Capital .
10.4. Use of the Reserve Fund. Financial sources administered in the Reserve Fund shall be the Company’s property and may be used to cover losses of the Company and to bridge an unfavorable financial situation of the Company. The Board of Directors shall decide on the use of the Reserve Fund.
10.5. Additional Funds. The General Meeting may create funds in addition to the Reserve Fund.
10.6. Books and Records. The Company shall maintain its books and records with respect to the operations of the Company in accordance with Czech law. The Company shall prepare two sets of quarterly and annual financial statements of the Company, one in accordance with Czech accounting practices, one in accordance with United States accounting practices.
10.7. Covering of the Company’s Losses. Upon the proposal by the Board of Directors, the General Meeting shall decide on the manner of covering the Company’s losses sustained in the previous fiscal year. Any possible losses resulting from the Company’s economy shall be covered above all from (i) retained earnings from previous years, (ii) from the Reserve Fund or other funds created from the Company’s profits, or for the purposes of covering losses the Registered Capital of the Company shall be decreased. The General Meeting may also decide that the sustained loss will remain uncovered in the Company’s balance sheet provided that it is covered from the profits of the Company derived in accounting periods to come.
10.8. Royalties and Remuneration of Members of the Board of Directors and the Supervisory Board. The members of the Board of Directors and the Supervisory Board are entitled to remuneration and royalties. The amount of the remuneration to be paid to the members of the Board of Directors and the Supervisory Board as a compensation for the performance of their functions in such bodies is fixed by contracts between the Company and the members of its bodies. Royalties of the Board of Directors and Supervisory Board members shall be approved by the General Meeting. Royalties shall not be paid to the Board of Directors and Supervisory Board members who are employees of the Company, with whom management contracts were concluded and to whom the limitations pursuant to Article 73 of the Labor Code, as amended, apply.

Article 11
Final Provisions
     11.1. Manner of Amending and Changing the Statutes. Upon the proposal of the Board of Directors, the general Meeting shall decide on changes in the Statutes. An approval of a two-third majority of votes of the shareholders present at the General meeting shall be required to pass such a decision. A Notarial Statement shall be executed on the said decision.
While voting, 1 206 000 votes were present. An approval of a two-third majority of votes of the shareholders present at the General meeting shall be required by law to pass such a resolution. The vote on this resolution was taken by acclamation and 100% of votes of attending shareholders voted therefore. The resolution of the General Meeting was adopted on December 19, 2001 in Prague 1, Platnéřská 4.
Fourthly: At request of the joint stock company Hayes Lemmerz Autokola, a.s., Identification Number 47 67 31 25, with its registered seat at Ostrava-Kunčice, Vratimovská ul., I the undersigned notary public certify that this legal person performed legal acts resulting at the adoption of the aforementioned resolution and fulfilled all the formalities necessary for the adoption thereof. The aforementioned resolution was adopted and I consider its contents to have been in accordance with rules of law and the Company’s statutes.
The notarial statement has been executed thereon, read and approved by the Chairman of the General Meeting. Afterwards, the Chairman signed this notarial statement before me, the notary public.
Jana Bečková, in her own hand           L.S.      Marek Nosek, in his own hand